EXHIBIT 99

PRESS RELEASE FOR IMMEDIATE RELEASE

For Further Information Contact:

John E. “Jed” Wilkinson, President & CEO

941-929-9000

jwilkinson@firststatefl.com

First State Financial Corporation Announces Management Changes

SARASOTA, Florida., April 13, 2007 — First State Financial Corporation (NASDAQ: FSTF) announced today that the Board of Directors has appointed John E. “Jed” Wilkinson as President, Chief Executive Officer and a Director of the Company. Mr. Wilkinson has been with the Company since November 2002, serving most recently as Executive Vice President and Chief Operating Officer of First State Bank. Prior to joining the Company, Mr. Wilkinson served as Executive Vice President and Chief Operating Officer of South Trust Bank from 1987 to 2002 as part of his 16-year tenure with them. Mr. Wilkinson is a resident of St. Petersburg, Florida and is immediate past Chairman of the St. Petersburg Chamber of Commerce. He is also on the board of the American Stage Theatre and Suncoasters. Mr. Wilkinson’s commitment to his community is reflected in the key initiatives of improving the Florida Educational System, and promoting business growth.

“I look forward to leading First State Bank to continued success. The dynamics of the markets we serve in Sarasota and Pinellas Counties is the reason for our outstanding performance. My confidence in our future success is buoyed by the exceptional leadership of Michael Worthington our Sarasota market president and David Ruppel our Pinellas market president and the teams they lead”, said John E. “Jed” Wilkinson.

The Company also announced that Corey J. Coughlin had resigned as a Director of the Company and as President and Chief Executive Officer and Director of First State Bank, the Company’s wholly-owned subsidiary, to pursue other business opportunities, and that his term as President and Chief Executive Officer of the Company had expired.

About First State Financial Corporation

Headquartered in Sarasota, Florida, First State Financial Corporation, through its wholly owned subsidiary First State Bank, serves the personal and commercial banking needs of local residents and businesses in its market area. The Bank operates from six locations, three branches in Sarasota County and three branches in Pinellas County.

Copies of recent news releases, SEC filings, price quotes, stock charts and other valuable information may be found on First State’s investor relations website at www.firststatefl.com.

The statements made in the press release constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results. Certain factors, including those outside the Company’s control may cause actual results to differ materially from those in the forward-looking statements, including economic and other conditions in the markets in which the Company operates; risks associated with acquisitions, competition, seasonality and the other risks discussed in our filings with the Securities and Exchange Commission, which discussions are incorporated in this press release by reference.